Exhibit 99.3

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX INITIATES FIRST HUMAN TRIAL IN LUPUS PROGRAM

$6 Million Milestone Payment from GSK due to Dynavax

BERKELEY, CA - April 20, 2011 - Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the start of dosing in the first human clinical trial in its lupus program. Initiation of this trial entitles Dynavax to receive a $6 million milestone payment from GlaxoSmithKline (GSK), its partner in a worldwide strategic alliance. GSK has an exclusive option to obtain a license to the program.

Dynavax's Phase 1 study will assess the safety of DV1179, an inhibitor of TLR7 and TLR9, in multiple ascending doses. A total of 24 healthy subjects, divided into three dose groups, will each receive four weekly injections of DV1179. Data from this study is expected later this year. Following successful completion of the trial, Dynavax expects to initiate a proof-of-mechanism study in lupus patients.

Peer-Reviewed Publications Document Program's Potential

In December, 2010, Dynavax reported in the JOURNAL OF EXPERIMENTAL MEDICINE (JEM, Volume 207, Number 13) data that suggested an important role of the key innate immune receptors TLR7 and TLR9 in a novel mouse model of skin conditions similar to cutaneous lupus. The company's inhibitor of TLR7 and TLR9 prevented and reversed disease suggesting therapeutic application of the inhibitor for the treatment of cutaneous lupus and related skin conditions.

In the June 16, 2010 issue of NATURE, data demonstrated in both human blood cells and animal models of lupus that glucocorticoid resistance characteristic of lupus could be mediated through TLR7 and TLR9 and could be reversed by Dynavax's TLR7/TLR9 inhibitor. Glucocorticoids are commonly used for the treatment of many autoimmune and inflammatory conditions, but the high doses required for effective treatment of lupus lead to significant side-effects and restrict the utility of these drugs.

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About Dynavax's TLR Inhibitors

Dynavax's TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases. Preclinical data from animal model studies show Dynavax's TLR inhibitors block induction of IFN-alpha and also reduce symptoms in animal models of multiple autoimmune diseases, such as lupus, inflammatory skin disorders, and rheumatoid arthritis. The National Institutes of Health in Bethesda, MD and the Alliance for Lupus Research contributed funding for Dynavax's preclinical work.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements," including statements related to the anticipated timing for the availability of data from the initial clinical trial in our lupus program and for the next clinical study and the potential features of the Company's inhibitors. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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